Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS THIRD QUARTER 2013 RESULTS
Revenues of $33 Million up 20% Year-over-Year
Company Also Announces Definitive Agreement to Acquire CRM Company

PLEASANTON, CA - October 31, 2013 - Ellie Mae® (NYSE: ELLI), a leading provider of on-demand, enterprise level automation solutions for the residential mortgage industry, today reported results for the third quarter and nine months ended September 30, 2013.

Third Quarter Highlights

•	Revenue up 20% year over year to $33.0 million

•	93,577 active Encompass® users, up 39% year over year

•	9,700 new Encompass seats booked

•	Adjusted EBITDA of $10.4 million, up from $9.8 million for the third quarter of 2012

•	Adjusted net income of $7.1 million, down from $9.5 million in the third quarter of 2012

“Ellie Mae delivered strong operating performance in the third quarter. Revenue grew 20% year over year to $33 million in the face of an estimated 25% decline in national mortgage origination volume,” said Sig Anderman, CEO of Ellie Mae. “And we booked 9,700 new Encompass seats during the quarter, our second highest quarterly booking results in the history of the company.”

“Although we had impressive revenue growth year over year, it was not as strong as we had expected,” said Anderman. “The decline in mortgage applications in August and September was steeper and more sudden than we expected, and the larger customers we signed earlier in the year took longer to implement than we anticipated. Additionally, two of our legacy self-hosted clients, which were subscribers of our Doc Prep solution, exited the business in the quarter, leading to a reduction of revenues for that product in the third quarter. The impact on revenues, combined with our increased investment in R&D, customer support and sales, produced operating results that were lower than we forecasted.”

“We knew this was going to be a challenging year when we adopted the strategy to build out our organization and invest for long-term growth. Despite the revenue shortfall, we are sticking to that strategy,” continued Mr. Anderman. “We are intensifying our marketing efforts, reinforcing our implementation and customer support teams and investing in research and development. We remain confident that this will strengthen our competitive advantage and bring sustainable, long term value for our customers and our stockholders.”

“We believe the upcoming wave of new lending regulations, along with the increased operational challenges lenders will face with the projected decline in mortgage origination volume in 2014, will

Exhibit 99.1

make our Encompass offerings even more compelling. We plan to take advantage of these market conditions and aggressively pursue adding users and driving adoption of existing services and new functionalities that will help lenders meet regulatory demands and business needs,” added Mr. Anderman.

“Consistent with our strategy to add functionality for our customers and increase the value of our offerings, today we announced separately the signing of a definitive agreement to acquire MortgageCEO, a SaaS company specializing in customer relationship management (CRM) and marketing solutions for the residential mortgage industry. We believe CRM and marketing solutions are among the highest value functionalities used by mortgage lenders,” Mr. Anderman concluded.

Third Quarter 2013
Total revenue for the third quarter of 2013 was $33.0 million, compared to $27.5 million for the third quarter of 2012. Net income for the third quarter of 2013 was $3.4 million, or $0.12 per diluted share, compared to net income of $6.8 million, or $0.25 per diluted share, for the third quarter of 2012. Diluted share count for the third quarter of 2013 was 28.6 million as compared to 27.4 million during the third quarter of 2012.

On a non-GAAP basis, adjusted net income for the third quarter of 2013 was $7.1 million, or $0.25 per diluted share, compared to $9.5 million, or $0.35 per diluted share, for the third quarter of 2012. Adjusted EBITDA for the third quarter of 2013 was $10.4 million, compared to $9.8 million for the third quarter of 2012.

At September 30, 2013, Ellie Mae had $126.7 million in cash, cash equivalents and investments, an increase of $4.5 million from the second quarter of 2013. Free cash flow of negative $1.3 million reflects the recording of a receivable for the excess tax benefit from the exercise of stock options of $6.2 million.

Total revenue for the nine months ended September 30, 2013 was $98.1 million compared to $71.9 million for the nine months ended September 30, 2012. Net income for the nine months ended September 30, 2013 was $11.0 million, or $0.39 per diluted share, compared to net income of $15.5 million, or $0.63 per diluted share, for the nine months ended September 30, 2012.

On a non-GAAP basis, adjusted net income for the nine months ended September 30, 2013 was $22.9 million, or $0.81 per diluted share, compared to $20.3 million, or $0.83 per diluted share, for the nine months ended September 30, 2012. Adjusted EBITDA for the nine months ended September 30, 2013 was $32.1 million, compared to adjusted EBITDA of $22.5 million for the nine months ended September 30, 2012.

Exhibit 99.1

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics as of and for the Quarter Ended September 30, 2013:

•	On-demand revenue increased 26% year over year to $30.2 million, comprising approximately 91% of total revenues for the quarter;

•	The total number of active Encompass users increased 39% year over year to 93,577;

•	Revenue per average active Encompass user decreased 14% year over year to $359, reflecting the drop in mortgage volume for the quarter and the increase in activations during the past two quarters;

•	At the end of the third quarter, the number of active users of the SaaS version of Encompass increased 71% year over year to 61,156, or 65% of all active Encompass users; and

•	Total SaaS Encompass revenues increased 51% year over year to $20.2 million, representing 61% of total revenue for the quarter.

Fourth Quarter and Fiscal Year 2013 Financial Outlook
The October 2013 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2013 mortgage origination volume is approximately $1.8 trillion, which represents a 14% decrease from estimated mortgage volume in 2012. These organizations publish monthly updates of their annual and quarterly forecasts. The October 2013 composite quarterly forecast for origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2013	$498	$550	$419	$340	$1,807

Approximately 50% of our revenue is sensitive to fluctuations in mortgage volumes and we are therefore providing financial guidance for the fourth quarter and full fiscal year 2013 based in part on these composite quarterly forecasts.

For the fourth quarter of 2013, revenue is expected to be in the range of $29.5 million to $30.0 million. Net income is expected to be in the range of $0.6 million to $0.9 million, or $0.02 to $0.03 per diluted share. Adjusted net income is expected to be in the range of $4.8 million to $5.2 million, or $0.17 to $0.18 per diluted share. Adjusted EBITDA is expected to be in the range of $6.4 million to $7.1 million.

The Company’s guidance for the fourth quarter reflects expectations for further declines in mortgage origination volumes, uncertainty of the impact of the October 2013 government shut down and our increased investment in our technology and products.

Exhibit 99.1

For the full fiscal year 2013, revenue is expected to be in the range of $127.5 million to $128.0 million, down from the previously provided range of $131.0 million to $132.5 million. Net income is expected to be in the range of $11.5 million to $11.8 million, or $0.40 to $0.41 per diluted share, down from the previously provided range of $14.0 million to $14.5 million, or $0.49 to $0.51 per diluted share. Adjusted net income is expected to be in the range of $27.6 million to $28.1 million, or $0.97 to $0.99 per diluted share, down from the previously provided range of $30.7 million to $31.5 million, or $1.08 to $1.11 per diluted share. Adjusted EBITDA is expected to be in the range of $38.3 million to $39.1 million, down from the previously provided range of $44.2 million to $45.4 million.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income, adjusted EBITDA and free cash flow in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments. EBITDA consists of net income plus depreciation and amortization, interest income and expense and income tax provision (benefit). Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense and acquisition costs. Free cash flow is calculated by subtracting cash paid for the acquisition of property and equipment from net cash provided by operating activities. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the Company's business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. Ellie Mae uses free cash flow as a complementary measure to its entire consolidated statements of cash flows since purchases of property and equipment are a necessary component of ongoing operations. These non-GAAP measures are not measurements of the Company's financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of the Company's profitability or liquidity. The Company cautions that other companies in Ellie Mae's industry may calculate adjusted net income and adjusted EBITDA differently than the Company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Exhibit 99.1

Quarterly Conference Call
Ellie Mae will discuss its third quarter 2013 results today, October 31, 2013, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 877-941-8416 or 480-629-9808 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company's website at http://ir.elliemae.com. An audio replay of the call will be available through November 14, 2013 by dialing 800-406-7325 or 303-590-3030 and entering access code 4644713.

About Ellie Mae
Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry.  The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management.  The Company also hosts the Ellie Mae Network™ that allows Encompass users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans.  The Company's offerings include the Encompass®, Encompass360® and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California.  To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.
© 2013 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding growth opportunities, projected revenue, net income, adjusted EBITDA and adjusted net income for the fourth quarter and fiscal year 2013, as well as discussions regarding potential increases in investment in growth initiatives, further enhancement of the Company’s capabilities, and potential benefits and synergies from the proposed acquisition of MortgageCEO. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential mortgage volume in the United States; changes in other macroeconomic factors affecting the residential real estate industry; changes in strategic planning decisions by management; our ability to manage growth and expenses as we continue to scale our business; reallocation of internal resources; changes in anticipated rates of existing customer conversions and SaaS seat additions, and new customer acquisitions; the risk that the anticipated benefits and growth prospects expected from the MortgageCEO acquisition may not be

Exhibit 99.1

fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, including changing relationships with partners, customers, employees or suppliers; the satisfactory performance, reliability and availability of our products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

# # #

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$21,651	$44,114
Short-term investments	43,480	16,243
Accounts receivable, net of allowances for doubtful accounts of $133 and $74 as of September 30, 2013 and December 31, 2012, respectively	11,277	9,753
Prepaid expenses and other current assets	7,635	2,956
Deferred tax assets	652	645
Note receivable	1,000	1,000
Total current assets	85,695	74,711
Property and equipment, net	12,621	9,494
Long-term investments	61,598	43,728
Other intangible assets, net	5,450	6,531
Goodwill	51,051	51,051
Deposits and other assets	2,019	100
Total assets	$218,434	$185,615
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,664	$2,039
Accrued and other current liabilities	9,461	6,044
Acquisition holdback, net of discount	1,952	2,948
Deferred revenue	4,157	4,896
Total current liabilities	17,234	15,927
Acquisition holdback, net of current portion and discount	—	1,911
Other long-term liabilities	955	915
Total liabilities	18,189	18,753

Stockholders' equity:
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 27,463,969 and 26,058,533 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	207,028	184,616
Accumulated other comprehensive loss	(52)	(65)
Accumulated deficit	(6,734)	(17,692)
Total stockholders' equity	200,245	166,862
Total liabilities and stockholders' equity	$218,434	$185,615

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues	$33,006	$27,456	$98,131	$71,931
Cost of revenues	8,332	6,049	24,550	16,589
Gross profit	24,674	21,407	73,581	55,342
Operating expenses:
Sales and marketing	5,163	4,347	15,233	12,579
Research and development	6,573	4,756	18,651	13,188
General and administrative	7,547	6,023	23,108	14,195
Total operating expenses	19,283	15,126	56,992	39,962
Income from operations	5,391	6,281	16,589	15,380
Other income (expense), net	83	23	355	(15)
Income before income taxes	5,474	6,304	16,944	15,365
Income tax provision (benefit)	2,114	(525)	5,986	(105)
Net income	$3,360	$6,829	$10,958	$15,470
Net income per share of common stock:
Basic	$0.13	$0.27	$0.41	$0.68
Diluted	$0.12	$0.25	$0.39	$0.63
Weighted average common shares used in computing net income per share of common stock:
Basic	26,681,974	25,201,404	26,407,572	22,747,911
Diluted	28,623,092	27,408,711	28,330,521	24,483,578

Net income	$3,360	$6,829	$10,958	$15,470
Other comprehensive income, net of taxes
Unrealized gain on investments	137	—	13	—
Comprehensive income	$3,497	$6,829	$10,971	$15,470

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,958	$15,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,515	2,257
Provision for uncollectible accounts receivable	81	52
Amortization of other intangible assets	1,081	1,226
Amortization of discount related to acquisition holdback	93	152
Stock-based compensation	10,894	3,643
Excess tax benefit from exercise of stock options	(6,187)	(1,191)
Loss on sale of property and equipment	—	20
Deferred income taxes	(679)	(654)
Amortization of investment premium	1,232	—
Changes in operating assets and liabilities:
Accounts receivable	(1,605)	(3,731)
Prepaid expenses and other current assets	1,800	(2,933)
Deposits and other assets	(1,195)	—
Accounts payable	(849)	(805)
Accrued, other current and other liabilities	2,564	3,364
Deferred revenue	(725)	(49)
Net cash provided by operating activities	20,978	16,821
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(5,034)	(5,744)
Proceeds from sale of property and equipment	—	10
Purchases of investments	(91,297)	(5,406)
Maturities of investments	44,971	3,781
Acquisitions, net of cash acquired	(3,000)	(2,907)
Other investing activities, net	—	3
Net cash used in investing activities	(54,360)	(10,263)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(509)	(5)
Proceeds from issuance of common stock under stock incentive plans	5,342	3,009
Cash paid for net settlement of vested restricted stock units	(101)	—
Excess tax benefit from exercise of stock options	6,187	1,191
Net cash provided by financing activities	10,919	60,016
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(22,463)	66,574
CASH AND CASH EQUIVALENTS, Beginning of period	44,114	23,732
CASH AND CASH EQUIVALENTS, End of period	$21,651	$90,306
Supplemental disclosure of cash flow information:
Cash paid for interest	$241	$53
Cash paid for income taxes	$3,324	$175
Supplemental disclosure of non-cash investing and financing activities:

Exhibit 99.1

Fixed asset purchases not yet paid	$522	$151
Fixed assets acquired under capital lease	$1,336	$—
Deferred offering costs not yet paid	$—	$290

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net income	$3,360	$6,829	$10,958	$15,470
Depreciation	1,242	895	3,515	2,257
Amortization of intangible assets	360	408	1,081	1,226
Other (income) expense, net	(83)	(23)	(355)	15
Income tax provision (benefit)	2,114	(525)	5,986	(105)
EBITDA	6,993	7,584	21,185	18,863

Non-cash, stock-based compensation expenses	3,387	2,248	10,894	3,643
Adjusted EBITDA	$10,380	$9,832	$32,079	$22,506

Net income	$3,360	$6,829	$10,958	$15,470
Non-cash, stock-based compensation expenses	3,387	2,248	10,894	3,643
Amortization of intangible assets	360	408	1,081	1,226
Adjusted net income	$7,107	$9,485	$22,933	$20,339

Shares used to compute non-GAAP net income per share
Basic	26,681,974	25,201,404	26,407,572	22,747,911
Diluted	28,623,092	27,408,711	28,330,521	24,483,578

Adjusted net income per share
Basic	$0.27	$0.38	$0.87	$0.89
Diluted	$0.25	$0.35	$0.81	$0.83

Net cash provided by operating activities	$316	$6,950	$20,978	$16,821
Acquisition of property and equipment	(1,641)	(3,017)	(5,034)	(5,744)
Free cash flow	$(1,325)	$3,933	$15,944	$11,077

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Fourth Quarter 2013 Projected Range		Fiscal 2013 Projected Range
Net Income	$600	$900	$11,500	$11,800

Depreciation	1,200	1,300	4,700	4,800
Amortization of intangible assets	400	400	1,400	1,500
Income tax provision/other	400	600	6,000	6,200
EBITDA	2,600	3,200	23,600	24,300

Non-cash, stock-based compensation expenses	3,800	3,900	14,700	14,800
Adjusted EBITDA	$6,400	$7,100	$38,300	$39,100

Net Income	$600	$900	$11,500	$11,800
Non-cash, stock-based compensation expenses	3,800	3,900	14,700	14,800
Amortization of intangible assets	400	400	1,400	1,500
Adjusted net income	$4,800	$5,200	$27,600	$28,100

Shares used to compute non-GAAP net income per share
Diluted	28,800,000	28,900,000	28,400,000	28,500,000

Projected net income per share
Diluted	$0.02	$0.03	$0.40	$0.41

Adjusted net income per share
Diluted	$0.17	$0.18	$0.97	$0.99